Exhibit 2.4

CONFIDENTIAL TREATMENT REQUESTED – EDITED COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of March 15, 2004 by and among Kintera, Inc., a Delaware corporation (“Acquiror”), Sunday Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), CTSG, Inc., a Delaware corporation (“Target”), and all holders of Target’s capital stock listed on Schedule A hereto (each a “Target Stockholder” and collectively, the “Target Stockholders”).  Acquiror, Merger Sub, Target and the Target Stockholders are referred to collectively herein as the “Parties.”

RECITALS

A.                                   Target and Predecessor (as defined below) are engaged in the business of providing software and services that enable non-profit organizations, political organizations and other organizations to fundraise, market and provide services (the “Business”).

B.                                     The Boards of Directors of Acquiror and Merger Sub and the Target Stockholders believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved the Merger.

C.                                     The holders of the outstanding capital stock of Target (the “Target Shares”) having sufficient voting power to approve the Merger have approved the Merger.

D.                                    Pursuant to the Merger, among other things, the Target Shares shall be converted into the right to receive the Merger Consideration (as defined in Section 1.5) upon the terms and subject to the conditions set forth herein.

E.                                      Target, Acquiror, Merger Sub and Target Stockholders desire to make certain representations and warranties and other agreements in connection with the Merger.

F.                                      The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to use commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

***Confidential material redacted and submitted separately to the Commission.

ARTICLE I

THE MERGER

Section 1.1                                      The Merger.  At the Effective Time (as defined in Section 2.1) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation.  Target, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2                                      Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3                                      Certificate of Incorporation; Bylaws.

(a)                                  At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:  “The name of the corporation is ‘Sunday, Inc.’”

(b)                                 The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

Section 1.4                                      Directors and Officers.  The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified in Schedule 1.4, which Schedule may be modified prior to the Effective Time by Acquiror in its sole discretion.

Section 1.5                                      Acquiror Common Stock; Effect on Capital Stock.

(a)                                  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities, each Target Share issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into the right to receive a pro rata portion of the Shares (as defined in Section 1.5(a)(i)) and a pro rata portion of the Cash Consideration (as defined in Section 1.5(a)(ii), and together with the Shares the “Merger Consideration”).  After the Effective Time, any certificates representing Target Shares shall represent only the right to receive Merger Consideration set forth in this Section 1.5.  The Merger Consideration shall be allocated among the Target Shareholders as set forth in Schedule 1.5; reference to “pro rata portions” in this Agreement shall be based upon the applicable percentages set forth in Schedule 1.5.  The Shares shall be subject to the terms set forth herein and in the Securityholder Agreement and the Vesting Agreement in substantially the forms attached hereto as Exhibit B (the “Securityholders Agreement”) and Exhibit C (the “Vesting Agreement”), respectively.

(i)                                     The Merger Consideration shall be partially comprised of *** validly issued, fully paid and nonassessable shares of Acquiror common stock, subject to Section 1.5(c) regarding fractional shares and ARTICLE VII regarding indemnification and escrow (the “Shares”).  The total number of Shares to which each Target Shareholder is entitled pursuant to this Section 1.5(a)(i) is set forth on Schedule 1.5.

(1)                                  *** of the Shares are referred to herein as the “Registrable Shares.”

(2)                                  *** shares of the Shares (the “Revenue Adjustment Shares”) shall be subject to the revenue adjustment provisions set forth in Section 1.15(a).

(ii)                                  The Merger Consideration shall also be partially comprised of *** (the “Cash Consideration”).  The amount of Cash Consideration to which each Target Shareholder is entitled pursuant to this Section 1.5(a)(ii) is set forth on Schedule 1.5.  At the Effective Time, Acquiror will deposit the Cash Consideration with the Escrow Agent and the Cash Consideration shall be subject to the terms set forth herein and in the Securityholders Agreement.

(b)                                 Capital Stock of Merger Sub.  At the Effective Time, each share of the common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)                                  Fractional Shares.  No fraction of a share of Acquiror common stock will be issued, but in lieu of such issuance, each holder of Target Shares who would otherwise be entitled to a fraction of a share of Acquiror common stock (after aggregating all fractional shares of Acquiror common stock to be received by such holder) shall receive from Acquiror one additional share of Acquiror common stock.  The fractional share interests of each Target Stockholder shall be aggregated, so that no Target Stockholder shall receive more than one share of Acquiror common stock with respect to any interest in fractional shares.

Section 1.6                                      Target Options.  All options to purchase Target Shares outstanding at the Effective Time shall terminate as of the Effective Time, pursuant to the terms of such options.

Section 1.7                                      Exchange Fund.  U.S. Stock Transfer Corporation shall act as exchange agent hereunder for the purpose of exchanging Target Shares for the Merger Consideration (the “Exchange Agent”).  Within forty-eight (48) hours after the Effective Time, Acquiror shall deposit with the Exchange Agent, in trust for the benefit of holders of Target Shares, certificates representing the Shares, less the Shares constituting the Escrow Fund (as defined in Section 7.3), which will be deposited with the Escrow Agent pursuant to the provisions of ARTICLE VII and less the Revenue Adjustment Shares, which will be deposited with the Escrow Agent pursuant to the terms of Section 1.15.  The certificates of Acquiror common stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”  All Registrable Shares will be subject to the terms of the Vesting Agreement (defined in Section 3.2(a)).

Section 1.8                                      Exchange Procedures.  As soon as reasonably practicable after the Effective Time (but in no event more than ten (10) days thereafter), Acquiror and the Surviving Corporation shall use their commercially reasonable efforts to cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Target Shares (the “Certificates”) (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Acquiror may reasonably specify; and (b) instructions for effecting the surrender of such Certificates in exchange for the Shares.  Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (i) shares of Acquiror common stock representing, in the aggregate, the whole number of Shares that such holder has the right to receive pursuant to Section 1.5(a) after deposit with the Escrow Agent of the Shares in escrow pursuant to Section 7.3 and the Revenue Adjustment Shares and subject to the Vesting Agreement (rounded up to the nearest whole share).  Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive the Shares, payable upon surrender of the Certificates.  In the event of a transfer of ownership of Target Shares which is not registered in the transfer records of Target, shares of Acquiror common stock evidencing, in the aggregate, the proper number of shares of Acquiror common stock after deposit with the Escrow Agent of the Shares in escrow pursuant to Section 7.3 and the Revenue Adjustment Shares and subject to the Vesting Agreement may be issued with respect to such Target Shares to such a transferee if the Certificate representing such Target Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

Section 1.9                                      Distributions with Respect to Unsurrendered Certificates.  No dividends or other distributions declared or made with respect to shares of Acquiror common stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror common stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 1.8.

Section 1.10                                Full Satisfaction.  The Shares and Cash Consideration delivered upon the surrender of Target Shares in accordance with the terms hereof (including any dividends, distributions or cash paid in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Shares.

Section 1.11                                Tax Consequences.  It is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code, to the extent consistent with the provisions of applicable law.

Section 1.12                                Taking of Necessary Action; Further Action.  Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of both Target and Merger Sub or otherwise to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 1.13                                Restrictions on the Sale of Shares.  Any Target Stockholder receiving Shares in connection with the Merger shall be permitted to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any such Shares subject to the Vesting Agreement and the following provisions:

(a)                                  Each Target Stockholder hereby agrees that, should Acquiror offer to sell stock to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), such Target Stockholder shall not, to the extent requested by Acquiror or an underwriter of securities of Acquiror, sell or otherwise transfer or dispose of or engage in any other transaction regarding the Shares then owned by such Target Stockholder for up to one hundred eighty (180) days following such public offering, except to the extent that a Target Stockholder’s Registrable Securities are included for registration in a Qualified Secondary Public Offering (as defined in Section 1.14(c)).  Each Target Stockholder hereby further agrees that such Target Stockholder will not sell or otherwise transfer or dispose of or engage in any other transaction regarding the Shares until the termination of the lock up period imposed by the underwriters in Acquiror’s initial public offering, which ends at the end of trading on June 16, 2004 except to the extent that a Target Stockholder’s Registrable Securities are included for registration in a Qualified Secondary Public Offering.  Each Target Stockholder also agrees that when such Target Stockholder becomes an employee of Acquiror subsequent to the Merger, that such Target Stockholder will become subject to the trading restrictions defined in Acquiror’s Securities Trading Policy, a copy of which has been provided to such Target Stockholders.

(b)                                 The Target Stockholders agree not to sell or otherwise transfer or dispose of or engage in any other transaction regarding any Revenue Adjustment Shares disbursed to the Target Stockholders, except that the foregoing restrictions shall lapse with respect to:  *** of the distributed Revenue Adjustment Shares upon the initial disbursement by the Escrow Agent to the Target Stockholders; *** of the distributed Revenue Adjustment Shares on the date that is six months from disbursement; and *** of the distributed Revenue Adjustment Shares on the date that is 12 months from disbursement.

(c)                                  Until the restrictions described in this Section 1.13 lapse in their entirety, all certificates evidencing the Shares shall bear the following legend.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A MARKET STAND-OFF PROVISION AS STATED IN THE AGREEMENT AND PLAN OF MERGER AND REORGANIZATION PURSUANT TO WHICH THESE SHARES WERE ISSUED, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE COMPANY.  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE SECURITIES ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

Section 1.14                                Registration Rights.

(a)                                  The Registrable Shares shall be subject to Section 1 (Piggyback Registration Rights) of the Securityholders Agreement.

(b)                                 ***

(c)                                  ***

Section 1.15                                Adjustments to Purchase Price.

(a)                                  On a date mutually agreed upon by Acquiror and Target Stockholders’ Agent (as defined in Section 7.4) that is no later than *** after the Closing, an *** evaluation (the “Evaluation Period”) period shall begin.  At the end of the Evaluation Period, Acquiror will calculate the revenue generated by Target pursuant to the provisions of this Section 1.15(a).  The Revenue Adjustment Shares will be issued and placed in escrow with the Escrow Agent at the Closing, *** of which shares will vest if Target recognizes within the Evaluation Period at least *** of revenue generated using Acquiror’s standard invoicing standards through employees reporting through *** or other head of the Target unit, or existing customers as of the Closing (so long as such revenue is from a customer that is on Acquiror’s software platform if such customer is on any software platform of Target or Acquiror); and the remaining *** will vest if Target collects at least *** of such revenue within the Evaluation Period and the *** following the Evaluation Period; provided, however, that revenues generated through accounts managed by *** or other head of the Target unit but that are not sold by an employee reporting to *** shall be reduced by *** for purposes of this calculation; and provided further that revenues generated by employees reporting to *** or other head of the Target unit but for accounts not managed by him shall be reduced by *** for purposes of this calculation.  Revenue generated through accounts where the client partially switches over onto Acquiror’s software platform shall count in proportion based on the percentage defined by: software platform revenues (license and incremental fees) from the components that switch to Acquiror software platform, over total software platform revenues.  Acquiror and Target shall mutually agree to modifications, if any, to this revenue target based on reassignment or other use of Target staff listed in Schedule 3.14(a)(ii) or transfers of additional personnel or addition of new hires to the Target unit or reporting to ***.  Acquiror intends to honor the terms and pricing of Target’s existing contracts with clients, copies of which have been provided to Acquiror prior to Closing, subject to reasonable commercial terms.  Target’s revenue after the Closing associated with clients which could but do not switch to Acquiror’s software platform from Target’s software platform will not be counted towards these performance targets.  Except as set forth in this Section 1.15(a), all computations of revenue will be done on an accrual basis in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis by Acquiror.  The total of Target revenues calculated as set forth in this Section 1.15(a) shall be “Target Revenue.”  The benefits of this Section 1.15 are not available to any Target Stockholder who receives any cash payment from Acquiror after providing notice to vest its Accelerated Stock, as described in Section 1 of the Vesting Agreement, in which case such Target Stockholder’s portion of Revenue Adjustment Shares shall be returned to Acquiror and the total number of

Revenue Adjustment Shares shall be reduced by the number of returned Revenue Adjustment Shares for purposes of this Agreement.

In the event Target has realized during the Evaluation Period at least *** of Target Revenue, then there will be no “Revenue Adjustment Amount” (as described in Section 1.15(a)(i) below).  In the event Target collects within the Evaluation Period and the *** following the end of the Evaluation Period at least *** of Target Revenue, then there will be no “Collection Adjustment Amount” (as described in Section 1.15(a)(i) below).  In such events the Acquiror will direct the Escrow Agent to disburse *** of the Revenue Adjustment Shares and the Collection Adjustment Shares (as defined in Section 1.15(a)(ii) below) from the Escrow Fund to the Target Stockholders in the proportions determined by Section 1.5 of this Agreement.

(i)                                     In the event Target realizes within the Evaluation Period, or collects within the Evaluation Period or the *** following the end of the Evaluation Period, Target Revenue of at least *** but less than ***, then the Revenue Adjustment Amount or Collection Adjustment Amount, respectively, will be equal to the amount determined by multiplying *** by the fraction determined by dividing (i) the amount Target Revenue or the Target Revenue collected within the Evaluation Period and *** following the end of the Evaluation Period, as applicable, has exceeded *** by (ii) ***.  In the event Target Revenue is less than *** during the Evaluation Period, then the Revenue Adjustment Amount will be equal to the entire number of Revenue Adjustment Shares.  After Acquiror has made its calculations pursuant to this Section 1.15, which calculations shall be made within 60 days of the end of the Evaluation Period for the Revenue Adjustment Amount (the “Revenue Calculations”), and within sixty (60) days from the expiration of six (6) months after the Evaluation Period for the Collection Adjustment Amount (the “Collections Calculations”), if there is a Revenue Adjustment Amount or Collection Adjustment Amount, then Acquiror will submit an Officer’s Certificate (as defined in Section 7.5 hereof) to the Escrow Agent and the Stockholders’ Agent.  The Stockholders’ Agent will then have up to thirty (30) days to object to the calculation set forth in the Officer’s Certificate pursuant to Section 7.5 of this Agreement.  If the Stockholders’ Agent does not object to the Officer’s Certificate or upon resolution of any such dispute, the Escrow Agent will promptly disburse the number of Shares equal to the Revenue Adjustment Amount or the Collection Adjustment Amount, as applicable, from the Escrow Fund and return them to Acquiror.

(ii)                                  If the Revenue Adjustment Amount is less than *** of the Revenue Adjustment Shares, then Acquiror will direct the Escrow Agent to disburse *** of the Revenue Adjustment Shares less the Revenue Adjustment Amount from the Escrow Fund to the Target Stockholders in the proportions determined by Section 1.5 of this Agreement.  If the Collection Adjustment Amount is less than *** of the Revenue Adjustment Shares then Acquiror will direct the Escrow Agent to disburse the remaining *** of the Revenue Adjustment Shares less the Collection Adjustment Amount (such difference the “Collection Adjustment Shares”) to the Target Stockholders in the proportions determined by Section 1.5 of this Agreement.  ***.

(b)                                 Audit.  Following the Closing, Acquiror and Merger Sub shall have the right to employ a nationally-recognized accounting firm to audit Target’s and Predecessor’s unaudited financial statements and other books and records for the full fiscal year ended in 2003 (the “Audit”).  At the Closing, Target shall deliver to Acquiror and to Merger Sub financial statements, including a balance sheet as of March 15, 2004 (the “Closing Balance Sheet”) and a statement of operations or an income statement for Target’s and Predecessor’s fiscal year 2004 through the same date (the “Closing Financial Statements”), prepared in accordance with GAAP except as disclosed in Schedule 3.4 of the Disclosure Schedule.

ARTICLE II

CLOSING; ACTIONS AT CLOSING

Section 2.1                                      Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof, or at such other time as the parties hereto agree (the “Closing Date”).  The Closing shall take place at the offices of Gray Cary Ware & Freidenrich LLP, 4365 Executive Drive, Suite 1100, San Diego, CA 92121, or at such other location as the parties hereto agree.  In connection with the Closing, the parties hereto shall file the Certificate of Merger, together with any required certificates, with the Secretary of State of Delaware, in accordance with the relevant provisions of Delaware Law as soon as possible after the Closing (the time of such filing being the “Effective Time”).

Section 2.2                                      Actions at the Closing.  At the Closing:

(a)                                  Acquiror shall deliver to Target and the Target Stockholders the various certificates, instruments and documents referred to in Section 6.3; and

(b)                                 Target and the Target Stockholders shall deliver to Acquiror the various certificates, instruments and documents referred to in Section 6.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET AND THE TARGET STOCKHOLDERS

In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means a material adverse effect on the business, assets (including intangible assets), financial condition, prospects, or results of operations of such entity and its subsidiaries, taken as a whole, which is individually in excess of ***, or, in the aggregate, in excess of ***.  References to a Material Adverse Effect on Target or its assets shall also refer to a Material Adverse Effect on Predecessor (as defined below) and its assets.

In this Agreement, any reference to a Party’s “knowledge,” unless otherwise qualified, means the actual knowledge of such Party and the knowledge a Party would have after reasonable inquiry by the Party’s officers and directors of directors, officers, employees and consultants of Target in the event a reasonable person would have, in the fulfillment of his or her duties, made such inquiry.  Where representations are qualified to the knowledge of Target, such knowledge shall also refer to the knowledge of Predecessor.

For purposes of this Article III, any reference to “Target” shall also be a reference to any entity or entities through which Target or the Target Stockholders engaged in and conducted the Business during the past five (5) years (“Predecessor”).  The inclusion of representations referring to Predecessor separately or to both “Target” and “Predecessor” in this Article III shall not create any implication that reference solely to “Target” in any other representation in Article III does not also refer to Predecessor.

In this Agreement, the term “Reorganization” shall refer to the exchange of ownership interests of Predecessor for Target Shares.

As used in this Agreement, the word “subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its subsidiaries, or by such Party and one or more of its subsidiaries.

In this Agreement, the term “Target Entities” shall refer to the Target and any of Target’s subsidiaries and Predecessors.

Except as disclosed in a disclosure schedule, which references the specific representations and warranties as to which the exception is made (the “Disclosure Schedule”),  Target and the Target Stockholders jointly and severally represent and warrant to Acquiror and Merger Sub as of the date of this Agreement as follows:

Section 3.1                                      Organization, Standing and Power.  Target is a corporation duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, and each has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where failure to be so qualified or in good standing would not have a Material Adverse Effect on Target or its assets.  Target has delivered to Acquiror true and correct copies of its charter documents (Certificate of Incorporation and Bylaws, or, with respect to Predecessor, Articles of Organization, operating agreement and/or similar documents), as amended to date.  Target is not in violation of any of the provisions of its charter documents.  Except as set forth on the Disclosure Schedule, and except for Predecessor, Target directly or indirectly does not own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, joint venture or other business association or entity.  Except for Predecessor, Target does not have any subsidiaries.

Section 3.2                                      Authority; Required Filings and Consents.

(a)                                  Target and each Target Stockholder have all requisite power and authority to enter into this Agreement and the Transaction Documents (as defined below) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and all ancillary agreements referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Target and the Target Stockholders.  This Agreement, the Securityholders Agreement, the Vesting Agreement, the Certificate of Merger and all ancillary agreements executed and delivered by Target and the Target Stockholders as required by this Agreement (collectively, the “Transaction Documents”) have been or will be duly executed and delivered by Target and/or the Target Stockholders, as applicable, and constitute or will constitute the valid and binding obligations of Target and/or the Target Stockholders, as applicable, enforceable against Target and/or the Target Stockholders, as applicable, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.  The Target Stockholders have unanimously (i) approved this Agreement, the Certificate of Merger and the Merger and (ii) determined that in their opinion the Merger is in the best interests of the Target and is on terms that are fair to the Target Stockholders.

(b)                                 Except as set forth in Schedule 3.2(b) of the Disclosure Schedule, the execution and delivery by Target and the Target Stockholders of this Agreement and the other Transaction Documents to which Target and the Target Stockholders are or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of Target, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Target or any Target Stockholder is a party or by which Target, any Target Stockholder, or any of Target’s assets may be bound except where such violation, breach or right would not have a Material Adverse Effect on Target or their assets, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, any Target Stockholder, or any of Target’s assets except where such conflict or violation would not have a Material Adverse Effect on Target or their assets.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers’ certificates; (ii) filings, if any, required under Regulation D of the Securities Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

Section 3.3                                      Capitalization.  The authorized capitalization of Target consists of Ten Thousand (10,000) Target Shares, par value $0.01 per share, of Target, of which Five Thousand (5,000) shares were issued and outstanding.  The authorized capitalization of Carol Trevelyan Strategy Group LLC, an Oregon limited liability company and a Predecessor (“CTSG”), consists of Target Percentages and Operating Percentages, as defined by the CTSG Amended and Restated Operating Agreement dated January 1, 2003.  All outstanding Target Shares and all outstanding CTSG Target Percentages, Operating Percentages or other equity interests in Target or CTSG are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, and are not subject to preemptive rights or rights of first refusal created by statute (in each case that have not been complied with or waived), the Certificate of Incorporation, Bylaws, Articles of Organization, Operating Agreement or similar documents of such entity (as applicable) or any agreement to which Target or Predecessor (as applicable) is a party or by which it is bound.  Other than the Target Shares and Predecessor equity interests described in the first two sentences of this Section 3.3 above, neither Target nor Predecessor has any other classes of interests of which shares or interests are currently outstanding.  No Target Shares are held in treasury.  Except as set forth on Schedule 3.3 of the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character to which Target or Predecessor is a party or by which either is bound obligating Target or Predecessor to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock (whether Target Shares or any other class of equity or debt security) or obligating Target or Predecessor to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no contracts, commitments or agreements relating to voting, purchase or sale of Target Shares between Target and any of its stockholders.  All outstanding securities issued by Target or Predecessor were issued in compliance with all applicable federal and state securities laws.  The capitalization of Target and Predecessor, as set forth above, including the names and addresses of record on Target’s and Predecessor’s books of each holder of any Target or Predecessor security, is set forth in Schedule 3.3 to the Disclosure Schedule.

Section 3.4                                      Financial Statements.  Target has delivered to Acquiror Target’s and Predecessor’s: (i) unaudited consolidated and consolidating financial statements, including balance sheets, statements of operations or income statements and statements of cash flows, for each of the fiscal years ended in 2003, 2002 and 2001 (the “Prior Year Financials”); and (ii) unaudited consolidated and consolidating financial statements for the months ended January 31, 2004 and February 29, 2004 and the Closing Financial Statements (the “Current Financials,” and collectively with the Prior Year Financials, the “Target Financial Statements”).  The Current Financials, and, except as disclosed in Schedule 3.4 of the Disclosure Schedule, the Prior Year Financials, are correct in all material respects and were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, except that the interim financial statements do not include notes.  The Target Financial Statements present fairly the financial position of Target and Predecessor in all material respects as of the respective dates and the results of Target’s and Predecessor’s operations and cash flows for the periods indicated, subject in the case of partial year financial statements to normal, year-end audit adjustments.  Except as set forth in Schedule 3.4 of the Disclosure Schedules, Target and Predecessor maintain a standard system of accounting and internal controls established and administered in accordance with good business practices sufficient to permit the preparations of consolidated and consolidating financial statements in accordance with GAAP.  All of Target’s and Predecessor’s Accounts Receivable (as that term is defined below) as of March 15, 2004 are reflected on the balance sheet included with Closing Financial Statements.

Section 3.5                                      Absence of Undisclosed Liabilities.  Neither Target nor Predecessor has any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the Closing Balance Sheet and the balance sheet as of December 31, 2003 (the “Balance Sheet”) contained in the Target Financial Statements and (ii) liabilities specifically described in this Agreement, the Schedules hereto or the Disclosure Schedule.

Section 3.6                                      Absence of Certain Changes.  Except as set forth on Schedule 3.6 of the Disclosure Schedule, since July 1, 2003 (the “Measurement Date”), Target and Predecessor have each conducted its business in the ordinary course and there has not occurred:  (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target or Predecessor; (ii) any acquisition, sale or transfer of any asset of Target or Predecessor that would have a Material Adverse Effect other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or Predecessor or any revaluation by Target or Predecessor of any of Target’s or Predecessor’s assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or membership interests of Predecessor or any direct or indirect redemption, purchase or other acquisition by Target of any of its Target Shares or by Predecessor of its membership interests; (v) any Material Contract (as such term is defined in Section 3.11) entered into by Target or Predecessor, other than in the ordinary course of business and as provided to Acquiror, or any amendment that would have a Material Adverse Effect or termination of, or default under, any Material Contract to which Target or Predecessor is a party or by which either of them is bound; (vi) any amendment or change to the charter documents of Target or the charter documents of Predecessor; (vii) any increase in or modification of the compensation or benefits paid, payable or to become payable by Target to any of its managers, officers or employees; (viii) any reduction in the sales of Target or Predecessor to, or significant detrimental change in terms with, any customer for the twelve month period beginning on the Closing and ending on the one-year anniversary of the Closing as compared to the same time period during the previous year except where such reduction or change would not have a Material Adverse Effect on Target, Predecessor or their assets or (ix) any negotiation or agreement by Target or Predecessor to do any of the things described in the preceding clauses (i) through (viii) (other than negotiations with Merger Sub, Acquiror and their representatives regarding the transactions contemplated by this Agreement).  As of Closing, there will be no accrued but unpaid dividends on the Target Shares.

Section 3.7                                      Taxes.

(a)                                  For purposes of this Agreement, a “Tax” or, collectively, “Taxes,” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)                                 The Target Entities and Dan Carol and Company, Inc., a California corporation (“DCCI”) have each prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target, Predecessor, DCCI or any of their respective operations and such Returns are true and correct in all respects and have been completed in all respects in accordance with applicable law.  Target has delivered to Acquiror true and correct copies of all federal Returns filed by Target, Predecessor and DCCI and delivered to Acquiror all other Returns filed by Target, Predecessor, or DCCI since Target, Predecessor’s or DCCI’s inception.

(c)                                  Target, Predecessor, and DCCI as of the Closing Date, (i) will have paid all Taxes it or its Predecessor is required to pay prior to the Closing Date, and (ii) will have properly withheld and remitted to the proper taxing authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, member, stockholder, or other third party.

(d)                                 There is no Tax deficiency outstanding or assessed or proposed against Target, Predecessor or DCCI that is not reflected as an estimated liability on the Balance Sheet or set forth on the Disclosure Schedule, nor has Target, Predecessor or DCCI executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e)                                  Neither of the Target Entities or DCCI has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f)                                    Neither the Target Entities nor DCCI is a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

(g)                                 Neither of the Target Entities or DCCI has ever been a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target, Predecessor or DCCI that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 464 or 162(m) of the Code by Target or Merger Sub as an expense under applicable law.

(h)                                 Neither Target’s, Predecessor’s or DCCI’s Returns has ever been audited by a government or a taxing authority, no such audit is in process or pending, and neither Target, Predecessor or DCCI has been notified of any request for such an audit or other examination.  Target has delivered to Acquiror accurate and complete copies of all audit reports and similar documents (to which Target, Predecessor or DCCI had access) relating to Target’s, Predecessor’s or DCCI’s Returns.

(i)                                     No claim or legal proceeding is pending or to Target’s knowledge has been threatened against or with respect to Target, Predecessor or DCCI in respect of any Tax.  There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Target, Predecessor or DCCI with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Target and with respect to which adequate reserves for payment have been established).  There are no liens for Taxes upon any of the assets of Target, except liens for current Taxes not yet due and payable.  Target has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.  Target has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(j)                                     Neither Target, Predecessor or DCCI has ever been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Return, other than a group of which Target is or was the common parent.  Target is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.  Neither Predecessor nor DCCI has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract.  Target is not liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date.  Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, no Tax liability or restriction, reduction or limitation on or of favorable Tax attributes (such as losses or credits, loss or credit carryovers, basis or deduction) will arise directly or indirectly as a result of the Merger other than pursuant to Section 382 and Section 383 of the Code.  Prior to the Merger, neither Target, Predecessor or DCCI has been subject to limitations under Sections 382 or 383 of the Code and none of the available net operating losses and carryovers set forth in the Disclosure Schedule has otherwise been restricted, reduced or limited.

(k)                                  Neither of the Target Entities or DCCI has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(l)                                     Each of the Target Entities and DCCI has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental entity and has furnished properly completed exemption certificates for all exempt transactions.  Predecessor, Target and DCCI have each collected all sales and use Taxes required to be collected, and remitted such amounts to the appropriate governmental entity and furnish properly completed exemption certificates for all exempt transactions.

(m)                               No claim has ever been made by a governmental entity in a jurisdiction where Target, Predecessor or DCCI does not file Returns that it is or may be subject to taxation by that jurisdiction.

(n)                                 Neither Target, Predecessor or DCCI is or has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(o)                                 Target, Predecessor and Predecessor’s members have paid any and all Taxes arising out of or related to the formation of Target and the transfer of membership interests from Predecessor members to Target.  Target Stockholders represent that the Target Shares received in the Reorganization were issued in full satisfaction of any claims for membership interests in the Predecessor.

(p)                                 No power of attorney with respect to Taxes has been granted by any of the Target Entities or DCCI.

(q)                                 None of the Target Entities or DCCI has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency.

Section 3.8                                      Assets and Real Property.

(a)                                  The assets of Target constitute all the assets necessary or desirable to conduct Target’s business as currently conducted or as presently proposed to be conducted.  Target owns or leases all of the assets, including all tangible assets and properties, that are used in the conduct of the Business as currently conducted or that are reflected on the Balance Sheet or were acquired since the date of the Balance Sheet (the tangible assets included in such assets the “Material Tangible Assets”).  The Material Tangible Assets are in good operating condition and repair, except for reasonable wear and tear that does not materially affect the use of such asset.  Target has good and marketable title to all assets reflected on the Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except as reflected in the Target Financial Statements and except for statutory liens and liens for current taxes not yet due and payable.  Assuming the due execution and delivery thereof by the other parties thereto, all leases or licenses of assets to which Target is a party are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.  The Disclosure Schedule sets forth a true and correct list of all such leases and licenses, and true and correct copies of all such leases and licenses have been provided to Acquiror.  Included in Schedule 3.8 is a list of all computer equipment, including software, as well as office furniture, owned by Target.

(b)                                 Target does not own any real property.  The Disclosure Schedule sets forth a true and complete list of all real property leased by Target.  Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity.  True and correct copies all such of real property leases have been provided to Acquiror.

Section 3.9                                      Intellectual Property.

(a)                                  Except as set forth on Schedule 3.9(a) to the Disclosure Schedule, Target owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted, free and clear of all liens, claims or encumbrances (all of which, whether held by Target or a third-party, are referred to as the “Target Intellectual Property Rights”).  The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the interests of Target pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants Target such rights to such intellectual property as are used in the Business as currently conducted.

(b)                                 Schedule 3.9(b) of the Target Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks, common law trademarks, trade names, service marks and copyrights included in the Target Intellectual Property Rights, including the jurisdictions in which each such Target Intellectual Property Right has been issued or registered, if applicable, or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which Target is a party and pursuant to which any person is authorized to use any Target Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”), which is used in the conduct of the Business (including licenses for off-the-shelf software), (iv) all joint development agreements to which Target is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Target has obtained funding for research and development activities.

(c)                                  Target will not be as a result of Target’s execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property Rights or Licensed Intellectual Property.

(d)                                 None of Target or the Target Stockholders (i) have received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property Rights or Licensed Intellectual Property.

(e)                                  Target and Predecessor have at all times used reasonable efforts to protect their proprietary information and to prevent such information from being released into the public domain.

(f)                                    Except as set forth on Schedule 3.9(f) to the Disclosure Schedules, Target and Predecessor have caused each person currently or formerly employed by Target or Predecessor (including independent consultants and contractors, if any) to execute and deliver to Target an employee innovations and proprietary rights assignment agreement in Target’s or Predecessor’s standard form and has provided copies of such agreements to Acquiror.  To the knowledge of Target and the Target Stockholders, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the business as currently conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

(g)                                 Except as set forth on Schedule 3.9(g) to the Disclosure Schedules, all right, title and interest in and to the software code included in Target’s software products is owned by Target, free and clear of all liens or ownership interests of third parties, and no one has any interest in such software code, including any security interest, license, contingent interest or otherwise.  Target and Predecessor own all right, title and interest in and to the software code included in Target’s software products, free and clear of all liens or ownership interests of third parties, and no one had any interest in such software code, including any security interest, license, contingent interest or otherwise.

Section 3.10                                Bank Accounts.  Schedule 3.10 of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Target maintains accounts of any nature, the type of accounts maintained at each such institution, the names of all persons authorized to draw thereon or make withdrawals therefrom and the balance of each account as of the Closing.  Schedule 3.10 of the Disclosure Schedule also sets forth a list of all credit cards for which Target is liable.

Section 3.11                                Material Contracts.  All the Material Contracts (as defined below) to which Target or Predecessor is a party are listed in Schedule 3.11 hereto.  In addition, Schedule 3.11 lists all sales contracts to which Target or Predecessor is a party, and indicates whether such contract provides for cash receivables and/or barter.  With respect to each agreement so listed:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Target or Predecessor, as applicable, and to Target’s and the Target Stockholders’ knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in each case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) none of Target or Predecessor nor, to Target’s or the Target Stockholders’ knowledge, any other party, is in breach or default,and no event has occurred which with notice or lapse of time would constitute a breach or default by Target or Predecessor, or, to Target’s or the Target Stockholders’ knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement.  Except as set forth on Schedule 3.11 to the Disclosure Schedules, Neither Target nor Predecessor is a party to any oral Material Contract.  “Material Contract” means any contract, agreement or commitment to which Target or Predecessor is a party, including, but not limited to, any leases, licenses, royalty agreements, development agreements, service agreements, distributor agreements or any other obligations (a) with expected receipts or expenditures in excess of *** over the life of the contract, (b) requiring Target or Predecessor to indemnify any party or person, (c) granting any exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money of *** or more, including guarantees of such indebtedness, or (e) which if breached by Target or Predecessor would reasonably be expected to have a Material Adverse Effect on Target or Predecessor.  Neither Target nor Predecessor is a party to any agreement with any salesperson, consultant, contractor or other party obligating Target or Predecessor to pay any commission or compensation to such other party after the Closing with respect to the purchases of any current or prospective customer.

Section 3.12                                Trade Regulation.  Target has never (a) terminated its relationship with, (b) been terminated by or (c) refused to provide services to any customer which had theretofore paid or had been obligated to pay Target in excess of *** over any consecutive twelve month period.  All of the prices charged by Target in connection with the marketing or sale of any of their respective services have been in compliance with all applicable laws and regulations, except for such noncompliance that would not have a Material Adverse Effect on Target.  No claims have been asserted or, to the knowledge of Target, threatened against Target with respect to unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the knowledge of Target, no specific situation, set of facts, or occurrence provides any basis for any such claim, except for such claims that would not have a Material Adverse Effect on Target or its assets.

Section 3.13                                Environmental Matters.

(a)                                  None of the properties or facilities of Target is in violation of any federal state or local law, ordinance, regulation or order relating to the protection of public health and safety, the protection of worker health and safety or the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect on Target.  During the time that Target or Predecessor has owned or leased either’s properties and facilities, none of Target, Predecessor or, to Target’s knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

(b)                                 During the time that either Target or Predecessor has owned or leased Target’s properties or facilities, there has been no litigation brought or, to the knowledge of Target, threatened against either Target or Predecessor by, or any settlement reached by Target or Predecessor with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

Section 3.14                                Employee Benefit Plans.

(a)                                  Schedule 3.14(a)(i) of the Disclosure Schedule contains an accurate and complete list, with respect to the Target Entities, DCCI and any other Person under common control with a Target Entity or DCCI within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been maintained, contributed to, or required to be contributed to, by Target, any of its subsidiaries, DCCI or any ERISA Affiliate for the benefit of any employee (collectively, the “Target Employee Plans”).  None of the Target Entities or DCCI has made any plan or commitment to establish any new Target Employee Plan, to modify any Target Employee Plan (except to the extent required by law or to conform any such Target Employee Plan to the requirements of any applicable law.  Schedule 3.14(a)(ii) of the Disclosure Schedule sets forth a table setting forth the name and salary, wage and other compensation (including distributions in their capacity as stockholders of Target) of each employee of Target and each of its subsidiaries as of the date hereof, as well as the date of employment, their position and the date of their last increase in compensation.  To the Knowledge of Target, no employee listed on Schedule 3.14(a)(ii) of the Disclosure Schedule intends to terminate his or her employment for any reason.  Schedule 3.14(a)(iii) of the Disclosure Schedule contains an accurate and complete list of all Persons that have an independent contractor, consulting or advisory relationship with Target or any of its subsidiaries and sets forth their compensation, date of retention and the date of their last increase in compensation.

(b)                                 Documents.  Target and each of its subsidiaries has provided to Acquiror: (i) correct and complete copies of all documents embodying each Target Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if the Target Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) each affirmative action plan, if applicable, (vii) all material communications to any employee or employees relating to any Target Employee Plan and any proposed Target Employee Plan, (viii) all correspondence to or from any governmental agency relating to any Target Employee Plan, (ix) all model Consolidated Omnibus Budge Reconciliation Act of 1985, as amended (“COBRA”) forms and related notices, (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Target Employee Plan, (xi) all applicable discrimination tests for each Target Employee Plan for the three most recent plan years, (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Target Employee Plan, (xiii) all Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”) privacy notices and all business associate agreements to the extent required under HIPAA and (xiv) the most recent Internal Revenue Service (“IRS”) determination or opinion letter issued with respect to each Target Employee Plan.

(c)                                  Target Employee Plan Compliance.  Each of DCCI and the Target Entities has performed all obligations required to be performed by them under, is not in default or violation of, and none of the Target Entities or Target Stockholders has any Knowledge of any default or violation by any other party to, any Target Employee Plan, and each Target Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.  Each Target Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Target Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan.  There are no actions, suits or claims pending or, to the Knowledge of Target, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan.  Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, any of the Target Entities, DCCI or any ERISA Affiliate (other than ordinary administration expenses or except as required by law).  There are no audits, inquiries or proceedings pending or to the Knowledge of Target or any ERISA Affiliates, threatened by the IRS, Department of Labor, or any other governmental entity with respect to any Target Employee Plan.  Each of the Target Entities, DCCI and any ERISA Affiliate is not subject to any penalty or Tax with respect to any Target Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Each of DCCI and the Target Entities has timely made all contributions and other payments required by and due under the terms of each Target Employee Plan.

(d)                                 No Pension Plan.  None of the Target Entities, DCCI nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Target Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a ”Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)                                  No Self-Insured Target Employee Plan.  None of the Target Entities, DCCI nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured “group health plan” (within the meaning of Section 5000(b)(i) of the Code) that provides benefits to employees (other than a medical flexible spending account, health reimbursement arrangement or similar program, including any such plan pursuant to which a stop-loss policy or contract applies).

(f)                                    Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has any of the Target Entities, DCCI or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  None of the Target Entities, DCCI nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)                                 No Post-Employment Obligations.  No Target Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and none of DCCI or the Target Entities has ever represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)                                 COBRA; FMLA; CFRA; HIPAA.  Each of DCCI, the Target Entities and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, the Family Medical Leave Act of 1993, as amended (“FMLA”), the California Family Rights Act of 1993, as amended (“CFRA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees.  To the extent required under HIPAA and the regulations issued thereunder, each of DCCI and the Target Entities has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA.  None of DCCI or the Target Entities has unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i)                                     Effect of Transaction.  Except as set forth on Schedule 3.14(i) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by any Target Entity or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j)                                     Parachute Payments.  Except as set forth on Schedule 3.14(j) of the Disclosure Schedule, there is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which any Target Entity is or was bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.  Schedule 3.14(j) of the Disclosure Schedule lists all persons who Target reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(k)                                  Employment Matters.  Target, Predecessor and each of their respective subsidiaries is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and health and wages and hours, and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no action, suits, claims or administrative matters pending, threatened or reasonably anticipated against Target, any of its subsidiaries, or any of their employees relating to any employee or Target Employee Plan.  There are no pending or, to the knowledge of Target,  threatened or reasonably anticipated claims or actions against any of DCCI or the Target Entities or any of their respective trustees under any worker’s compensation policy.  The services provided by each of DCCI and the Target Entities and their ERISA Affiliates’ employees is terminable at the will of Target, DCCI and its ERISA Affiliates and any such termination would result in no liability to Target, DCCI or any ERISA Affiliate.  Section 3.15(k) of the Disclosure Schedule lists all liabilities of Target to any employee that result from the termination by the Acquiror,  Target or any of its subsidiaries of such employee’s employment or provision of services, a change of control of Target, or a combination thereof.  To the Knowledge of Target, none of the Target Entities, DCCI or any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l)                                     Labor.  Target has not experienced any work stoppage or labor strike against Target or any of its subsidiaries, nor is any pending, or to the Knowledge of Target, threatened, or reasonably anticipated.  Target is not now nor has it ever been subject to nor does it have any Knowledge of any activities or proceedings of any labor union to organize any employees.  There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any employee, including charges of unfair labor practices.  None of DCCI or the Target Entities has ever engaged in any unfair labor practices within the meaning of the National Labor Relations Act.  None of DCCI or the Target Entities is or has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated by Target or any of its subsidiaries.  Within the past year, none of the Target Entities has incurred any liability or obligation under the Worker

Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

(m)                               No Interference or Conflict.  To the Knowledge of Target, no shareholder, director, officer, member, employee or consultant of Target or any of its subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of Target or any of its subsidiaries or that would interfere with Target’s business.  Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s business or any of its subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of Target, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(n)                                 International Employee Plan.  None of the Target Entities, DCCI or any ERISA Affiliate currently has nor has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any Target Employee Plan that (i) has been adopted or maintained by any Target Entity, DCCI or any ERISA Affiliate, whether formally or informally, or (ii) with respect to which any Target Entity, DCCI or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States (an “International Employee Plan”).

Section 3.15                                Compliance with Laws.  Target and Predecessor have each complied with, and neither is in violation of, and neither has received any notices of violation with respect to, any statute, law or regulation applicable to Target or Predecessor, the ownership or operation of the Business or the Target Stockholders except as such violation would not have a Material Adverse Effect on Target.

Section 3.16                                Litigation.  There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Target or the Target Stockholders, threatened against Target, any Predecessor or Target’s properties or officers or managers (in their capacities as such), the Target Stockholders, Predecessor, Predecessor’s members or the assets of either Target or Predecessor.  There is no judgment, decree or order against Target or any Predecessor, the Target Stockholders or, to the knowledge of Target and the Target Stockholders, any of the managers, officers or members of Target or Predecessor (in their capacities as such).  All litigation to which Target or any Predecessor, the Target Stockholders or Target’s or Predecessor’s assets is a party (or, to their knowledge, threatened to become a party) is disclosed in Schedule 3.16 of the Disclosure Schedule.

Section 3.17                                Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon any of the Target Entities or the Target Stockholders which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target or the Target Stockholders or the operation of the Business as currently conducted.

Section 3.18                                Governmental Authorization.  Each of the Target Entities has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the Business (collectively, the “Target Authorizations”), and all of such Target Authorizations are in full force and effect except where failure to obtain such Target Authorization would not have a Material Adverse Effect on Target.

Section 3.19                                Insurance.  Schedule 3.19 of the Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by Target or as to which Target or Predecessor is an insured party.  Target and Predecessor have policies of insurance and bonds of the type and the amount customarily carried by persons conducting business or owning assets similar to those of Target and Predecessor, respectively.  There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums due and payable under all such policies have been paid, and Target and Predecessor are otherwise in compliance with the terms of such policies.  Neither Target nor Predecessor has any knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

Section 3.20                                Interested Party Transactions.  No current or former officer, manager or employee of any of the Target Entities has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Target Intellectual Property Rights, used in connection with or pertaining to the Business, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of Target’s products, (iii) any entity that competes with Target, or with which Target is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Target is a party.

Section 3.21                                No Existing Discussions.  As of the date hereof, Target is not engaged, directly or indirectly, in any discussions or negotiations with any party other than Merger Sub and Acquiror with respect to any merger, consolidation, sale of all or substantially all of its assets, or similar transactions.

Section 3.22                                Charter Documents.  Target has furnished to Acquiror, or its representatives, for its examination (i) copies of all proceedings, consents, actions, and meetings of the stockholders of Target, (ii) copies of all proceedings, consents, actions, and meetings of the members of Predecessor and (iii) all permits, orders, and consents issued by any Governmental Entity with respect to Target or Predecessor.  The company records of Target and Predecessor, including their respective minute books, are complete and accurate in all material respects, and the signatures of all officers, members, stockholders and other persons appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same.  All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction, except where non-compliance would not have a Material Adverse Effect, individually or in the aggregate, on Target.

Section 3.23                                Accounts Receivable; Accounts Payable.  The accounts receivable of Target and Predecessor arising from the Business as set forth on the Target Financial Statements or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, are not subject to valid defenses, set-offs or counterclaims, other than billing disputes in the ordinary course of business that might result in reductions of invoices that would not have a Material Adverse Effect on Target; and are fully collectible in the normal and ordinary course of business less the recorded allowance for collection losses on the Closing Financial Statements.  Target does not have any knowledge of any facts or circumstances generally which would result in any increase in the uncollectibility of such accounts receivable.  The allowance for collection losses on the Target Financial Statements has been determined in accordance with GAAP consistent with past practice, except as set froth with respect to prior completed fiscal years as set forth on Schedule 3.23 of the Disclosure Schedule.  The accounts payable, accounts receivable and accrued expenses of Target as of March 15, 2004 are set forth in Schedule 3.23, and include any accounts payable, accounts receivable and accrued expenses of Predecessor immediately prior to the Reorganization.  Since June 30, 2003, Predecessor and Target have maintained all accounts payable and new commissions payable at a level and at terms consistent with prior historical experience and has collected all accounts receivable in the ordinary course of business, without discount and at a level consistent with prior historical experience.  No cash resources of Target in excess of *** have been used by Target to pay legal and accounting fees or expenses relating to the Merger.

Section 3.24                                No Misrepresentation.  No representation or warranty by Target or the Target Stockholders in this Agreement, or any written statement, document, certificate or schedule furnished or to be furnished by or on behalf of Target, Target Stockholders or Predecessor pursuant to this Agreement or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.  Target has delivered to Acquiror or its representatives true and complete copies of all documents which are referred to in this ARTICLE III or in the Disclosure Schedule and all other documents requested in writing by Acquiror.

Section 3.25                                Use of Third Party Information.  Target and Predecessor each complies with all applicable United States, and to the best of Target’s knowledge, foreign privacy laws and regulations regarding the collection, retention, use and disclosure of personal information.  Both Target and Predecessor have taken all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information that individuals have provided to Target and Predecessor.  Target and Predecessor have adequate technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure.  Neither Target nor Predecessor has knowingly collected information from or target children under the age of thirteen.  Neither Target nor Predecessor sells, rents or otherwise makes available to third parties any personal information submitted by individuals.  Target and Predecessor each has the full power and authority to use and to transfer all rights it has in any third party’s personal information in its possession and/or control to Acquiror and Merger Sub.  Neither Target nor Predecessor is a party to any contract, nor is either subject to any other obligation that, following the Closing, would prevent Acquiror and Merger Sub and/or the affiliates of Acquiror from using such information in a manner consistent with applicable privacy laws, customer privacy policies and industry standards regarding the disclosure and use of information.

Section 3.26                                Employee Matters.  Target and Predecessor are in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except where any failure to comply would not constitute a Material Adverse Effect on Target or Predecessor.  There are no proceedings pending or, to Target’s or the Target Stockholders’ knowledge, reasonably expected or threatened, between Target or Predecessor, on the one hand, and any or all of either of such entities’ current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage.  Except as set forth on Schedule 3.26 to the Disclosure Schedule, there are no claims pending, or, to Target’s or the Target Stockholders’ knowledge, reasonably expected or threatened, against Target or Predecessor under any workers’ compensation or long term disability plan or policy.  None of the Target Entities has any unsatisfied obligations that would have a Material Adverse Effect on Target to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation.  None of the Target Entities is or ever was a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize their respective employees.  Predecessor provided all employees with all wages, benefits, relocation benefits, options, bonuses and incentives, and all other compensation which became due and payable through the date of the Reorganization.  Target has provided all employees with all wages, benefits, relocation benefits, options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement.

Section 3.27                                Bank Accounts/Credit Cards.  Target and Predecessor have removed all officers and employees of each as signatories to any Target or Predecessor bank and brokerage accounts and replaced them with designees of Acquiror, and has terminated any credit cards listed on Schedule 3.10 of the Disclosure Schedule.  Target agrees to deliver all such credit cards to Acquiror the date after Closing.

Section 3.28                                Brokers or Finders. Each of Target and the Target Stockholders represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
ACQUIROR AND THE MERGER SUB

Except as disclosed in the disclosure schedule which references the specific representations and warranties as to which the exception is made (the “Merger Sub Disclosure Schedule”), Acquiror and the Merger Sub jointly and severally represent and warrant to Target and the Target Stockholders as of the date of this Agreement as follows:

Section 4.1                                      Organization.

(a)                                  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Merger Sub.  Merger Sub is not in violation of any material provisions of its Certificate of Incorporation, Bylaws or other charter documents.

(b)                                 Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Acquiror.  Acquiror is not in violation of any material provisions of its Certificate of Incorporation, Bylaws or other charter documents.

Section 4.2                                      Authority; No Conflict; Required Filings and Consents.

(a)                                  Merger Sub and Acquiror each has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Documents to which Merger Sub or Acquiror is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Merger Sub or Acquiror.  This Agreement and the other Transaction Documents to which Merger Sub or Acquiror is a party have been or will be duly executed and delivered by Merger Sub or Acquiror and constitute or will constitute the valid and binding obligations of Merger Sub or Acquiror, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors’ rights generally and general principles of equity.

(b)                                 The execution and delivery by each of Merger Sub and Acquiror of this Agreement, the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of

Merger Sub or Acquiror, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Merger Sub or Acquiror is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub or Acquiror or any of its properties or assets, except in the case of (i), (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Merger Sub or Acquiror.

(c)                                  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub or Acquiror in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers’ certificates; (ii) filings, if any, required under Regulation D of the Securities Act; (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Merger Sub or Acquiror.

Section 4.3                                      SEC Documents; Financial Statements.  Acquiror has timely filed each statement, report, definitive proxy statement, and other filing required to be filed with the SEC by Acquiror between December 19, 2003 and the date hereof (the “Acquiror SEC Documents”).  All documents required to be filed as exhibits to the Acquiror SEC Documents have been so filed.  As of their respective filing dates, the Acquiror SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Acquiror SEC Document prior to the date hereof.  The financial statements of Acquiror, including the notes thereto, included in the Acquiror SEC Documents (the “Acquiror Financial Statements”), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other.  The Acquiror Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flow of Acquiror and its subsidiaries at the dates and during the periods presented therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

Section 4.4                                      Capital Structure.  The authorized capital stock of Acquiror consists of 60,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value, of which there were issued and outstanding as of February 27, 2004,

23,748,576 shares of Common Stock and no shares of Preferred Stock.  There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after that same date upon the exercise of options issued under the Acquiror’s 2000 Stock Option Plan (the “Acquiror Option Plan”), or the Acquiror’s 2003 Equity Incentive Plan (the “Acquiror Equity Incentive Plan”), or shares of Acquiror Common Stock issued under the Acquiror’s 2003 Employee Stock Purchase Plan (the “Acquiror ESPP”).  All outstanding shares of Acquiror have been duly authorized, validly issued, fully paid and are nonassessable.  As of December 31, 2003, Acquiror had reserved (a) an aggregate of 3,500,000 shares of Acquiror Common Stock for issuance to employees, directors and independent contractors pursuant to both, the Acquiror Option Plan and the Acquiror Equity Incentive Plan, of which 2,657,105 shares of Acquiror Common Stock were subject to outstanding, unexercised options; (b) 1,000,000 shares of Acquiror Common Stock for issuance pursuant to the Acquiror ESPP, all of which were available for issuance; and (d) 56,250 shares of Acquiror Common Stock for issuance upon the exercise to outstanding, unexercised options that were not issued pursuant to any Acquiror plan.  Other than this Agreement, the Acquiror Option Plan, the Acquiror Equity Incentive Plan, the Acquiror ESPP and an outstanding warrant to purchase 10,000 shares of Acquiror Common Stock, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Acquiror is a party or by which either of them is bound obligating Acquiror to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or obligating Acquiror to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

Section 4.5                                      Brokers or Finders.  Each of Acquiror and Merger Sub represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

Section 4.6                                      Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

ARTICLE V

POST-CLOSING COVENANTS

Section 5.1                                      Employee Benefits.

(a)                                  Each Target Stockholder shall be offered employment with Acquiror pursuant to terms set forth in an Offer Letter addressed to each Target Stockholder.

(b)                                 Each full-time employee of Target (other than Target Stockholders) who is employed by Acquiror on or after the Closing Date shall be new at-will employees of Acquiror and any prior employment by Target of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Acquiror may make available to its employees.

(c)                                  Acquiror shall grant to each former Target employee (other than Target Stockholders) that number of shares of Acquiror’s common stock as set forth in Schedule 5.1.  Such grants shall be made under Acquiror’s 2003 Equity Incentive Plan (the “Plan”) as restricted stock awards subject to all the terms and conditions of the Plan.  *** of the total shares granted to each such former Target employee (the “Time Based Shares”) shall vest over *** (*** of the Time Based Shares shall vest on the *** anniversary of the Closing and the remaining *** of the Time Based Shares shall vest on a *** basis over the subsequent *** years).  *** of the total shares granted to each former Target employee shall vest in the same proportions and at the same time, if at all, as the Revenue Adjustment Shares shall vest with the Target Stockholders pursuant to Section 1.15.

(d)                                 As of the Closing, each employee of the Acquiror, Merger Sub or Surviving Corporation that had been previously employed by Target prior to the Closing (the “Transferred Employees”) shall be permitted to participate in the plans, programs and arrangements of Acquiror relating to employee benefits (the “Acquiror Employee Plans”) to the extent (i) consistent with the terms and conditions of such Acquiror Employee Plans and (ii) similarly situated Acquiror employees participate in such plans.

Section 5.2                                      Target Branding and Channels.  Acquiror intends to retain the Target’s brand for consulting services for a period of *** years from the Closing, under the name of “CTSG, a division of Acquiror” or a similar concept, although all software tools would be Acquiror branded.  Target Stockholders will cooperate with Acquiror to minimize any channel complications related to other consultants and assist Acquiror in related efforts.

Section 5.3                                      Additional Agreements; Reasonable Efforts.  Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Merger Sub with full title to all of the assets, the Target Stockholders shall take all such necessary action.

Section 5.4                                      ***.

Section 5.5                                      Tax Free Reorganization.  Acquiror will use commercially reasonable efforts to maintain the status of the Merger as a tax-free reorganization under Section 368(a) of the Code.

Section 5.6                                      Continued COBRA Coverage.  To the extent that an employee of a Target Entity participates in a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) maintained by a Target Entity (“Group Health Plan”), and such employee(s) incurs a “qualifying event” under Section 4980B of the Code in connection with the consummation of the transaction(s) contemplated by this Agreement, as determined in accordance with applicable Treasury Regulations, Acquiror, Merger Sub or the Surviving Corporation shall provide continuation coverage to such employees and any associated “qualified beneficiaries” (as defined in Section 4980B of the Code) in accordance with COBRA.  Target Entities shall have no responsibility for complying with COBRA with respect to any employee of a Target Entity, effective as of Closing. Target Entities agree to cooperate with Acquiror to carry out the provisions of this Section 5.6.

Section 5.7                                      Resignations.  By his signature hereon, each of the Target Stockholders resigns any position he may have as an officer, director or manager of either the Target or the Predecessor, effective as of the Effective Time.

ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1                                      Conditions to Each Party’s Obligations.  The respective obligations of each Party to this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)                                  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain or comply with would be reasonably likely to have a Material Adverse Effect on Acquiror, Merger Sub, Predecessor or (including after the Effective Time) Target or a material adverse effect on the likelihood of the prompt consummation of the transactions contemplated hereby shall have been filed, occurred and been obtained.

(b)                                 No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Merger Sub’s or Acquiror’s conduct or operation of the Business after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.

Section 6.2                                      Additional Conditions to Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to effect the transactions contemplated hereby are subject to the reasonable satisfaction of each of the following conditions, any of which may be waived, in writing, by Merger Sub or Acquiror:

(a)                                  The representations and warranties of Target and the Target Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement (except to the extent that such representations speak as of an earlier date) and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Acquiror and Merger Sub shall have received a certificate to such effect, with respect to the representations and warranties set forth in ARTICLE III, signed on behalf of Target by an officer of Target authorized to execute agreements on Target’s behalf, as well as a like certificate signed by the Target Stockholders;

(b)                                 Target and the Target Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Acquiror and Merger Sub shall have received a certificate to such effect signed on behalf of Target by an officer of Target, as well as a like certificate signed by the Target Stockholders;

(c)                                  The principal terms of the Merger shall have been duly approved by the affirmative vote of 100% of the Target Shares outstanding immediately prior to the Effective Time;

(d)                                 Each of the Target Stockholders shall have executed and delivered an offer letter in substantially the form attached hereto as Exhibit D-1; each of the Certain Employees listed on Schedule 6.2(d) shall have executed and delivered an Offer Letter in substantially the form attached hereto as Exhibit D-2; each other employee of Target listed on Schedule 6.2(d) shall have executed an delivered an Offer Letter in substantially the form attached hereto as Exhibit D-3; and each other employee who accepts employment with Acquiror shall have executed and delivered an offer letter in substantially the form attached hereto as Exhibit D-3;

(e)                                  Target shall have delivered to Acquiror Schedule 1.5, which shall contain an allocation schedule, in form and substance reasonably satisfactory to Acquiror, indicating the amount and type of Merger Consideration due to each Target Stockholder.  Target shall have also delivered to Acquiror an allocation schedule reasonably satisfactory to Acquiror, indicating the amount of the Acquiror’s common stock which shall be issued to full-time Target employees pursuant to Section 5.1(c);

(f)                                    Each of the Target Stockholders shall have executed and delivered the Securityholders Agreement;

(g)                                 Each Target Stockholder shall have entered into a Vesting Agreement with Acquiror;

(h)                                 Acquiror and Merger Sub shall have received from Target such other documents as their counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel;

(i)                                     Target shall have delivered to Acquiror and Merger Sub the written consents of all third parties required to complete the Merger;

(j)                                     Each of the Target Stockholders shall have executed and delivered to Acquiror an Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit E-1; and each of the employees of Target who accepts employment with Acquiror shall have executed and delivered to Acquiror an Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit E-2;

(k)                                  Each of the Target Stockholders shall have executed a release, in a form reasonably satisfactory to Acquiror, releasing Acquiror, Merger Sub and Target from all claims against Target, Predecessor or the Surviving Corporation;

(l)                                     Each of the Target Stockholders shall have executed and delivered to Acquiror a Non-Competition and Non-Interference Agreement in substantially the form attached hereto as Exhibit F;

(m)                               All outstanding warrants, options or rights of any kind to purchase any securities of Target shall have been exercised, cancelled or terminated, and Acquiror and Merger Sub shall have received satisfactory evidence of the foregoing;

(n)                                 Acquiror shall have received certificates representing all outstanding Target Shares;

(o)                                 Target and/or Predecessor shall have terminated any 401(k) plan and other profit sharing plan maintained by them, unless Acquiror, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing Target with written notice of such election.  Unless Acquiror provides such notice to Target, Acquiror shall have received from Target evidence that any such 401(k) or other profit sharing plans have been terminated pursuant to resolutions of Target’s Board and Predecessor’s members or managers, as applicable (the form and substance of which resolutions shall be subject to review and approval of Acquiror) effective as of immediately prior to the Effective Time;

(p)                                 At the Closing, Target shall deliver to Acquiror: (i) a statement (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897-2(h)(1)(i) of the Treasury Regulations under the Code, and (ii) a notice for filing with the IRS (in such form as may be reasonably requested by counsel to Acquiror) conforming to the requirements of Section 1.897-2(h)(2) of the Treasury Regulations under the Code; and

(q)                                 Acquiror shall have received executed documentation evidencing the consummation of the Reorganization.

Section 6.3                                      Additional Conditions to Obligations of Target.  The obligation of Target to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

(a)                                  The representations and warranties of each of Acquiror and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and (ii) that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Target shall have received a certificate to such effect signed on behalf of Acquiror and Merger Sub by an officer of each of Acquiror and Merger Sub authorized to execute agreements on Acquiror’s or Merger Sub’s behalf;

(b)                                 Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Target shall have received a certificate to such effect signed on behalf of Merger Sub and Acquiror by an officer of Merger Sub and Acquiror;

(c)                                  Acquiror shall have executed and delivered the Securityholders Agreement;

(d)                                 Target shall have received from Merger Sub and Acquiror, respectively, written evidence that the execution, delivery and performance of Merger Sub’s and Acquiror’s obligations under this Agreement have been duly and validly approved and authorized by the Board of Directors of Merger Sub and the Board of Directors of Acquiror;

(e)                                  Acquiror shall have delivered the offer letters in the form attached hereto as Exhibit D-1 to the Target Stockholders; in the form attached hereto as Exhibit D-2 to each of Certain Employees and other employees listed on Schedule 6.2(d); and in the form attached hereto as Exhibit D-3 to the other employees of Target; and

(f)                                    Target shall have received from Acquiror and Merger Sub such other documents as Target’s counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel.

ARTICLE VII

ESCROW AND INDEMNIFICATION

Section 7.1                                      Survival of Representations and Warranties.  If the Closing occurs, all of the representations and warranties contained in ARTICLE III of this Agreement shall survive until *** from the Closing Date (the “Termination Date”), at which time liability therefor shall cease, except as provided in the last sentence of this Section 7.1.  Notwithstanding the foregoing, the representations and warranties contained in *** shall survive indefinitely and the representations and warranties in *** shall survive until the lapsing of the appropriate statute of limitations, at which time liability therefor shall cease.  The termination of any representation and warranty shall not affect any claim for breaches of representations or warranties (and the breaching Party shall continue to be liable therefor) if written notice thereof is given to the breaching Party or Parties on or prior to such termination date.

Section 7.2                                      Indemnification.

(a)                                  General.  Subject to the terms and conditions contained herein, the Target Stockholders (the “Indemnifying Parties”) shall jointly and severally indemnify, defend and hold harmless Merger Sub and Acquiror, their officers, directors, employees and attorneys, all subsidiaries and affiliates of Merger Sub, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the “Purchaser Group” and individually as an “Indemnified Party”) from, against, for and in respect of any Losses (as defined below) to the extent caused by or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Target or the Target Stockholders in this Agreement.  Subject to compliance with this ARTICLE VII, the indemnification obligations of the Indemnifying Parties and the repayment of any Losses may be satisfied solely by a purchase price adjustment to be accomplished by the delivery to Acquiror of Shares from the Escrow Fund, and such tendered shares shall have an aggregate Stated Price of equal to the Losses (reducing pro rata the number of such Shares receivable by any person with an interest therein).  Notwithstanding the foregoing sentence, Acquiror shall not take any of the actions enumerated in the foregoing sentence until the total amount of all Losses exceeds ***, at which time the members of the Purchaser Group shall be entitled to exercise their rights pursuant to the foregoing sentence with respect to all Losses, including the initial *** of Losses.  “Stated Price” shall be ***, subject to adjustment for stock splits, dividends, combinations and the like.  In this Agreement, the term “Losses” shall refer to damages (including consequential, indirect and special damages), claim, demand, settlement, judgment, award, fine, penalty, Tax, costs (including costs of investigation) and expenses (including legal fees and expenses, whether relating to a third-party claim, an action by an Indemnified Party to enforce its rights under the Agreement or any other action, proceeding or claim), injury, decline or diminution in value, lost opportunity, lost profits, liability (contingent or otherwise) that any member of the Purchaser Group may sustain or incur.

(b)                                 Fees related to Merger.  Notwithstanding the provisions of Section 7.2(a), the Target Stockholders shall jointly and severally indemnify, defend and hold harmless Acquiror from, against, for and in respect of any legal and accounting fees and expenses related to the Merger, to the extent such fees are in excess of ***.  If Acquiror or the Merger Sub becomes aware of any legal and accounting fees and expenses related to the Merger in excess of ***, Acquiror shall deliver to the Stockholders’ Agent a written claim for indemnification pursuant to this Section 7.2(b) and specifying the amount of legal fees and expenses in excess of *** for which Acquiror is seeking indemnification.  Such claim will be satisfied solely by a purchase price adjustment to be accomplished by the delivery to Acquiror of Shares from the Escrow Fund, and such tendered shares shall have an aggregate Stated Price of equal to the amount of such excess fees.

(c)                                  Losses related to Formation of Target.  The Target Stockholders shall jointly and severally indemnify, defend and hold harmless the Purchaser Group from, against, for and in respect of any Losses arising out of or related to the formation of Target and the consummation of the Reorganization.

(d)                                 Losses related to 401(k) contributions.  The Target Stockholders shall jointly and severally indemnify, defend and hold harmless the Purchaser Group from, against, for and in respect of any Losses arising out of or related to any failure to make contributions to the Target or any Predecessor’s 401(k) plans on a timely basis.

Section 7.3                                      Escrow Fund.

(a)                                  At the Closing, *** of the total number of Shares, taken solely from the Registrable Shares (and comprised first of Unvested Shares that vest as of the *** Date and thereafter, if necessary, the *** Date, as such terms are defined in the Vesting Agreement), shall be deposited with the Escrow Agent (plus a proportionate share of any additional shares of Acquiror common stock as may be issued with respect thereto upon any stock splits, stock dividends or recapitalizations effected by Acquiror following the Effective Time).  Such shares of Acquiror common stock shall constitute the “Escrow Fund” and shall be governed by the terms set forth herein and in the Securityholders Agreement.  The Escrow Fund shall be available to compensate the Purchaser Group pursuant to the indemnification obligations of the Indemnifying Parties pursuant to Section 7.2.

(b)                                 Except for dividends paid in stock declared with respect to the shares of Acquiror common stock in the Escrow Fund, which shall be treated as part of the Escrow Fund, any cash dividends will be delivered to the Target Stockholders.  The Target Stockholders will have voting rights for the securities deposited in the Escrow Fund so long as such securities are held in Escrow.

Section 7.4                                      Indemnification Period.  The indemnification period shall terminate on the Termination Date; provided, however, that if any of the Escrow Fund as set forth in this ARTICLE VII is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Stockholders’ Agent (as defined below) prior to the Termination Date with respect to facts and circumstances existing prior to the Termination Date, such portion of the Escrow Fund shall remain subject to this ARTICLE VII until the resolution of such claims.  As soon as all such claims, if any, have been resolved, the Escrow Agent shall deliver to the Target Stockholders the remaining portion of the Escrow Fund, subject to the terms of the Vesting Agreement, not required to satisfy such claims.  Deliveries of the Shares remaining in the Escrow Fund to the Target Stockholders pursuant to this Section 7.4 shall be made ratably in proportion to their respective contributions to the Escrow Fund and Acquiror shall use all its commercially reasonable efforts to have such shares delivered within ten (10) business days of such resolution.

Section 7.5                                      Claims for Indemnification.  Notwithstanding the provisions of Section 7.2(b), if Acquiror or the Merger Sub becomes aware of any Losses for which any member of the Purchaser Group will seek indemnification, Acquiror or the Merger Sub shall deliver to the Escrow Agent, with a copy to the Stockholders’ Agent, on or before the Termination Date, a certificate signed by any officer of Acquiror or the Merger Sub (an “Officer’s Certificate”) stating that with respect to the indemnification obligations set forth in Section 7.2, Losses exist and specifying in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid, properly accrued or arose, the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related and an estimate of attorney’s fees and expenses necessary to conclude the matter.  If the Stockholders’ Agent does not object to such claims within thirty (30) calendar days of the delivery of the Officer’s Certificate to the Stockholders’ Agent, then after delivery of a written notice of cancellation (the “Cancellation Notice”) from Acquiror to the Stockholders’ Agent, Acquiror shall be entitled to receive from the Escrow Agent Shares out of the Escrow Fund on a pro rata basis as among all holders of Shares based on the percentages in Schedule 1.5, with all such Shares to be received from Escrow having an aggregate Stated Price equal to the Losses, and in such event the Escrow Agent shall deliver to Acquiror the foregoing number of Shares from the Escrow Fund.  If the Stockholders’ Agent objects to such claims within such thirty (30) day period, Acquiror shall not receive from the Escrow Agent Shares out of the Escrow Fund and shall not notify the Escrow Agent to release to Acquiror Shares out of the Escrow Fund until such objection is resolved to the mutual satisfaction of Stockholders’ Agent and Acquiror or pursuant to a final, non-appealable court order.  Acquiror shall notify each of the Indemnifying Parties of the number of Shares that are subject to cancellation.

Section 7.6                                      Challenge of Third Party Claims.

(a)                                  Promptly after receipt by Acquiror of notice of the assertion or commencement by any third person or entity of any claim, investigation, proceeding or action with respect to which any Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse an Indemnified Party pursuant to this ARTICLE VII, Acquiror will, if a claim is to be made against an Indemnifying Party under such Article, give notice to the Stockholders’ Agent of the commencement of such claim, but the failure to notify the Stockholders’ Agent will not relieve the Indemnifying Parties of any liability that the Indemnifying Parties may have to any Indemnified Party, except to the extent that the Indemnifying Parties demonstrate that the defense of such action is prejudiced by Acquiror’s failure to give such notice.

(b)                                 The Stockholders’ Agent may elect to participate with Acquiror to challenge any claims that are asserted by a third party for which Acquiror has delivered an Officer’s Certificate to the Escrow Agent (with a copy to the Stockholders’ Agent).  The Indemnifying Parties shall be liable for all costs incurred by the Stockholders’ Agent in connection with any such challenge.  In addition, the Indemnifying Parties must use counsel reasonably acceptable to Acquiror.  If the Stockholders’ Agent elects to participate, the Stockholders’ Agent must deliver a notice to Acquiror within twenty (20) calendar days of the receipt of the Officers’ Certificate.  The Stockholders’ Agent shall not, without Acquiror’s prior written consent, settle or compromise any third party claims or consent to entry of any judgment.  Acquiror shall consult with the Stockholders’ Agent with respect to any claims asserted by a third party, and will inform the Stockholders’ Agent of all material developments with respect to such claims, but Acquiror shall have the right in its sole discretion to settle any claim.

Section 7.7                                      Objections to Claims.  The Stockholders’ Agent may object to the claim on the Officer’s Certificate by delivery to Acquiror (with a copy to the Escrow Agent) of such objection in writing within thirty (30) calendar days of the delivery of the Officer’s Certificate to the Stockholders’ Agent.  In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror or Merger Sub made in any Officer’s Certificate, Acquiror or Merger Sub shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’

Agent.  If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror or Merger Sub shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholders’ Agent and Acquiror or Merger Sub should so agree, a memorandum setting forth such agreement shall be prepared and signed by both and the distribution, if any, of Shares out of the Escrow Fund shall be made in connection therewith in accordance with Section 7.2 and Section 7.5.

Section 7.8                                      Resolution of Conflicts and Arbitration.  If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.7, either Acquiror or the Merger Sub or the Stockholders’ Agent may, by written notice to the other, demand binding arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration.  Any conflicts arbitrated pursuant to this Section 7.8 shall be arbitrated in accordance with the provisions of Section 9.2 of this Agreement.

Section 7.9                                      Maximum Payments.  The maximum aggregate number of Shares deliverable as compensation for Losses to all members of the Purchaser Group from any Indemnifying Party under this ARTICLE VII shall not exceed the number of Shares in the Escrow Fund allocable to such Indemnifying Party hereunder, ***; provided, however, that nothing shall limit the liability in amount or otherwise of any Target Stockholder for such Target Stockholder’s ***.

ARTICLE VIII

STOCKHOLDERS’ AGENT

Section 8.1                                      Appointment of Agent.  *** shall be constituted and appointed as Stockholders’ Agent (the “Stockholders’ Agent”) for and on behalf of the Target Stockholders for purposes of this Agreement.  The Stockholders’ Agent is authorized to give and receive notices and communications, to authorize the Escrow Agent to deliver to Acquiror any Shares out of the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and to execute any amendments of this Agreement as provided in this Merger Agreement.  The Stockholders’ Agent shall receive no compensation for his or her services.  Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Target Stockholders.

Section 8.2                                      Liability of Agent.  The Stockholders’ Agent shall not be liable for any act done or omitted as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.  The Target Stockholders shall jointly and severally indemnify the Stockholders’ Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

Section 8.3                                      Actions of the Stockholders’ Agent.  A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Target Stockholders and shall be final, binding and conclusive upon each such Target Stockholder, and Acquiror and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Target Stockholder.  Acquiror and the Surviving Corporation are each hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholders’ Agent.  In addition, any loss, liability or expense incurred by reason of Stockholders’ Agent’s failure to give notice under ARTICLE VII of this Agreement shall be borne solely by the Stockholders’ Agent.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1                                      Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Acquiror, Target, the Stockholders’ Agent and any Target Stockholder the rights or obligations of whom under this Agreement are materially adversely affected in a manner disproportionate to such Target Stockholder’s interest in the Shares.

Section 9.2                                      Arbitration.  If a dispute arises between the parties relating to the interpretation or performance of this Agreement, including the resolutions of claims provided for in Section 7.8, and with the exception of any claim for a temporary restraining order or preliminary or permanent injunctive relief to enjoin any breach or threatened breach hereof, such dispute shall be settled by a single arbitrator, who is mutually agreeable to the parties, with such arbitration to be held in Dover, Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator must be knowledgeable in the subject matter at issue in the dispute.  The arbitrator shall make his or her decision in accordance with the terms of this Agreement and applicable law.  Each party shall bear its own costs and legal fees associated with such arbitration; Acquiror and the Target Stockholders shall split the cost of the arbitrator.  The decision of the arbitrator shall be final and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party.  The rights and obligations of the parties to arbitrate any dispute relating to the interpretation or performance of this Agreement shall survive the expiration of this Agreement for any reason.  The arbitrator shall be empowered to award specific performance, injunctive relief and other equitable remedies as well as damages, but shall not be empowered to award punitive or exemplary damages.

Section 9.3                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service (receipt requested), or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or when sent via facsimile (with confirmation of receipt) to a facsimile number given below provided that a copy is sent the same day by commercial overnight delivery service (receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)                                  if to Acquiror or Merger Sub, to:

Kintera, Inc.

9605 Scranton Road, Suite 240

San Diego, CA 92121

Attention:  Harry Gruber, Chief Executive Officer

Fax:  (858) 795-3010

Tel:  (858) 795-3000

with a copy to:

Gray Cary Ware & Freidenrich LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Attention:  Scott Stanton

Fax:  (858) 677-1401

Tel:                            (858) 677-1493

(b)                                 if to Target, to

CTSG, Inc.

1718 Connecticut Ave, NW, 6th Floor

Washington, D.C. 20009

Attention:  ***

Fax:  (202) 232-6902

Tel:                            (202) 448-5200

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

12010 Sunset Hills Road, Suite 900

Reston, VA 20190

Attention:  Steve McVearry

Fax:  (703) 464-4895

Tel:                            (703) 464-4805

(c)                                  If to a Target Stockholder, to:

***

***

***

Fax:  ***

Tel:  ***

***

***

***

Fax:  ***

Tel:  ***

***

***

***

Fax:  ***

Tel:  ***

***

***

***

Fax:  ***

Tel:  ***

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

12010 Sunset Hills Road, Suite 900

Reston, VA 20190

Attention:  Steve McVearry

Fax:  (703) 464-4895

Tel:                            (703) 464-4805

(d)                                 If to the Stockholders’ Agent, to:

Stuart Trevelyan

3920 Benton St., N.W.

Washington, DC  20007

Fax:  (      )        -

Tel:  (      )        -

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

12010 Sunset Hills Road, Suite 900

Reston, VA 20190

Attention:  Steve McVearry

Fax:  (703) 464-4895

Tel:  (703) 464-4805

Section 9.4                                      Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement shall mean that the information referred to has been provided if requested by the Party to whom such information is to be made available.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  This Agreement has been drafted by legal counsel representing Acquiror, but all Parties have participated in the negotiation of its terms.  Each Party acknowledges that it has had an opportunity to review and revise this Agreement, and have it reviewed by legal counsel, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 9.5                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered or deemed delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  This Agreement may be executed by facsimile signature.

Section 9.6                                      Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.7                                      Entire Agreement.  This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) and the other Transaction Documents constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Mutual Nondisclosure Agreement previously executed by and between Acquiror and Target.

Section 9.8                                      Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles.

Section 9.9                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided however, Acquiror and Merger Sub shall not be required to obtain the consent of the other Parties for any assignment in connection with (a) any merger or consolidation or other reorganization of Merger Sub or Acquiror with or into another entity or (b) the sale of substantially all of the assets of Acquiror or Merger Sub, provided that in each instance the resulting or surviving entity assumes the obligations of Acquiror and Merger Sub hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.10                                Expenses.  Acquiror will pay up to the first *** of Target’s legal and accounting fees and expenses related to the negotiation, preparation and carrying out of the Transaction Documents and the transactions contemplated herein and therein.  ***.

Section 9.11                                Third Party Beneficiaries.  Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

Section 9.12                                Disclosure Schedule.  The disclosures in the Disclosure Schedule shall expressly refer to a Section of this Agreement; provided, however, that disclosures in the Disclosure Schedule expressly referring to a Section of this Agreement may incorporate by reference the disclosures in the Disclosure Schedule with respect to any other Section of this Agreement.

IN WITNESS WHEREOF, Acquiror, Merger Sub, Target, the Target Stockholders and the Stockholders’ Agent have caused this Agreement to be signed by them or their duly authorized representatives.

ACQUIROR

Kintera, Inc.

By:
Its:
Title:

MERGER SUB

Sunday Acquisition Corporation

By:
Its:
Title:

TARGET

CTSG, Inc.

By:
Its:
Title:

TARGET STOCKHOLDERS

***

***

***

***

The Stockholders’ Agent is executing this Agreement for the purpose of acknowledging his responsibilities under this Agreement.

STOCKHOLDERS’ AGENT

***

EXHIBITS:

Exhibit A:                                            Certificate of Merger

Exhibit B:                                              Securityholders Agreement

Exhibit C:                                              Vesting Agreement

Exhibit D-1:                                   Form of Target Stockholder Offer Letter

Exhibit D-2:                                   Form of Offer Letter for Certain Employees

Exhibit D-3:                                   Form of Standard Offer Letter

Exhibit E-1:                                     Form of Employee Innovations and Proprietary Rights Assignment Agreement for Target Stockholders

Exhibit E-2:                                     Form of Employee Innovations and Proprietary Rights Assignment Agreement for Target Employees

Exhibit F:                                               Non-Competition and Non-Interference Agreement

SCHEDULES:

Schedule A                                  List of Target Stockholders

Schedule 1.4                             Directors and Officers of the Surviving Corporation

Schedule 1.5                             Distribution of Shares and Escrowed Securities

Schedule 5.1                             Allocation of Stock to Employees

Schedule 6.2(d)              List of Certain Employees and Other Employees

Disclosure Schedule to include:

Schedule 3.2(b)	Conflicts
Schedule 3.3	Capitalization
Schedule 3.4	Financials Disclosure
Schedule 3.6	Absence of Changes
Schedule 3.8	Computer Equipment, Software and Office Furniture
Schedule 3.9	Intellectual Property Rights
Schedule 3.10	Bank Accounts and Credit Cards
Schedule 3.11	Material Contracts
Schedule 3.14(a)(i)	Employee Benefit Plans
Schedule 3.14(a)(ii)	Employee Names and Salaries
Schedule 3.14(a)(iii)	Consulting or Advisory Relationships
Schedule 3.14(j)	List of “disqualified individuals”
Schedule 3.14(k)	Severance and Change of Control Benefits
Schedule 3.16	Litigation
Schedule 3.19	Insurance
Schedule 3.23	Accounts Payable, Receivable and Accrued Expenses
Schedule 3.26	Workers’ Compensation Claims